EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 24, 2025	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the First Quarter of 2025

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the first quarter of 2025 of $84.3 million, or $0.59 per diluted share. The first quarter of 2025 was highlighted by record net interest income, net interest margin expansion, resumption of share repurchases, and the consummation of the previously announced acquisition of Atlanta-based Piedmont Bancorp, Inc. (“Piedmont”) including completion of the systems conversion. As a result of the acquisition, the first quarter of 2025 was impacted by increased levels of average balances, income, and expense, including $30.0 million, or approximately $0.17 per diluted share, in merger-related noninterest expenses and merger-related provision for credit losses. First quarter of 2025 results produced annualized returns on average assets, average equity, and average tangible equity, a non-GAAP measure, of 1.06%, 6.47%, and 10.61%, respectively.

“This quarter we officially welcomed Piedmont to the United family and we are very excited about entering the Atlanta market,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “Closing a deal always brings a lot of noise to the quarter, but that shouldn’t overshadow the excellent results we posted when adjusting for the acquisition. UBSI continues to perform at a high level and have success in these challenging and uncertain times.”

Earnings for the fourth quarter of 2024 were $94.4 million, or $0.69 per diluted share, and annualized returns on average assets, average equity, and average tangible equity for the fourth quarter of 2024 were 1.25%, 7.48%, and 12.03%, respectively. Earnings for the first quarter of 2024 were $86.8 million, or $0.64 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.19%, 7.25%, and 11.98%, respectively.

United Bankshares, Inc. Announces...

April 24, 2025

Page Two

First quarter of 2025 compared to the fourth quarter of 2024

Earnings for the first quarter of 2025 were $84.3 million, or $0.59 per diluted share, as compared to earnings of $94.4 million, or $0.69 per diluted share, for the fourth quarter of 2024.

Net interest income for the first quarter of 2025 was a record $260.1 million, an increase of $27.5 million, or 12%, from the fourth quarter of 2024. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2025 increased $27.4 million, or 12%, from the fourth quarter of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets largely from the Piedmont acquisition and a lower average rate paid on deposits partially offset by an increase in average interest-bearing deposits, also largely from the Piedmont acquisition. Average earning assets increased $1.9 billion, or 7%, from the fourth quarter of 2024 driven by increases in average net loans and loans held for sale of $1.7 billion and average short-term investments of $324.0 million. These increases within average earning assets were partially offset by a decrease in average investment securities of $192.3 million mainly due to sales late in the fourth quarter of 2024. The cost of average interest-bearing deposits decreased 17 basis points from the fourth quarter of 2024 driven by deposit rate repricing. Average interest-bearing deposits increased $1.5 billion, or 8%, from the fourth quarter of 2024. Interest income and tax-equivalent net interest income for the first quarter of 2025 included $6.0 million of acquired loan accretion income as compared to $2.0 million for the fourth quarter of 2024. The net interest margin of 3.69% for the first quarter of 2025 was an increase of 20 basis points from the net interest margin of 3.49% for the fourth quarter of 2024.

The provision for credit losses was $29.1 million for the first quarter of 2025, which included $18.7 million of provision recorded on purchased non-credit deteriorated (“non-PCD”) loans from Piedmont. The provision for credit losses was $6.7 million for the fourth quarter of 2024.

Noninterest income of $29.6 million for the first quarter of 2025 was flat from the fourth quarter of 2024, increasing $236 thousand, or less than 1%. Net gains on investment securities were $521 thousand for the first quarter of 2025 as compared to net losses on investment securities of $688 thousand for the fourth quarter of 2024. Fees from brokerage services increased $667 thousand from the fourth quarter of 2024. Partially offsetting these increases in noninterest income was a decrease in other noninterest income of $1.3 million.

Noninterest expense was $153.6 million for the first quarter of 2025, which included $11.3 million in merger-related expenses while noninterest expense was $134.2 million for the fourth quarter of 2024, which included $1.3 million in merger-related expenses. The increase in noninterest expense was primarily due to increases in other noninterest expense of $6.7 million, the expense for the reserve for unfunded loan commitments of $4.7 million, employee compensation of $2.5 million and smaller increases in several other categories of noninterest expense mainly from the acquisition. The increase in other noninterest expense was driven by $6.0 million in merger-related expenses for the first quarter of 2025 as compared to $1.3 million for the fourth quarter of 2024, as well as higher amounts of certain general operating expenses. During the first quarter of 2025, United recorded $4.1 million in merger-related expense for the reserve for unfunded loan commitments related to the Piedmont acquisition. The increase in employee compensation was driven by $1.2 million in merger-related expenses and higher employee headcount for the first quarter of 2025 from the acquisition.

Income tax expense was $22.6 million for the first quarter of 2025 as compared to $26.7 million for the fourth quarter of 2024. This decrease in income tax expense was due to lower earnings and a lower effective tax rate driven by the impact of provision to return adjustments in the fourth quarter of 2024. United’s effective tax rate was 21.2% and 22.0% for the first quarter of 2025 and fourth quarter of 2024, respectively.

United Bankshares, Inc. Announces...

April 24, 2025

Page Three

First quarter of 2025 compared to the first quarter of 2024

Earnings for the first quarter of 2025 were $84.3 million, or $0.59 per diluted share, as compared to earnings of $86.8 million, or $0.64 per diluted share, for the first quarter of 2024.

Net interest income for the first quarter of 2025 increased $37.6 million, or 17%, from the first quarter of 2024. Tax-equivalent net interest income for the first quarter of 2025 increased $37.5 million, or 17%, from the first quarter of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets, a lower average rate paid on deposits, and a decrease in average long-term borrowings partially offset by an increase in average interest-bearing deposits and a lower yield on average short-term investments. Average earning assets increased $2.5 billion, or 10%, from the first quarter of 2024 driven by increases in average net loans and loans held for sale of $1.9 billion and average short-term investments of $1.2 billion partially offset by a decrease in average investment securities of $709.6 million. The increase in average net loans and loans held for sale was largely driven by the Piedmont acquisition. The decrease in average investment securities was driven by sales during 2024. The cost of average interest-bearing deposits decreased 25 basis points from the first quarter of 2024. Average long-term borrowings decreased $945.6 million from the first quarter of 2024. Average interest-bearing deposits increased $2.7 billion from the first quarter of 2024. The yield on average short-term investments decreased 110 basis points from the first quarter of 2024. Interest income and tax-equivalent net interest income for the first quarter of 2025 included $6.0 million of acquired loan accretion income as compared to $2.5 million for the first quarter of 2024. The net interest margin of 3.69% for the first quarter of 2025 was an increase of 25 basis points from the net interest margin of 3.44% for the first quarter of 2024.

The provision for credit losses was $29.1 million for the first quarter of 2025, which included $18.7 million of provision recorded on non-PCD loans from Piedmont. The provision for credit losses was $5.7 million for the first quarter of 2024.

Noninterest income for the first quarter of 2025 was $29.6 million, a decrease of $2.7 million, or 8%, from the first quarter of 2024 primarily due to a decrease in income from mortgage banking activities of $2.8 million. The decrease in income from mortgage banking activities was mainly due to lower mortgage loan origination and sale volume.

Noninterest expense for the first quarter of 2025 was $153.6 million, which included $11.3 million in merger-related expenses while noninterest expense was $140.7 million for the first quarter of 2024. Other noninterest expense increased $7.6 million driven by $6.0 million in merger-related expenses recognized during the first quarter of 2025 and higher amounts of certain general operating expenses. The expense for the reserve for unfunded loan commitments increased $3.5 million driven by $4.1 million in expense recognized during the first quarter of 2025 related to the Piedmont acquisition partially offset by a decrease in loan commitments. Increases in several other categories of noninterest expense mainly from the acquisition were partially offset by a decrease in Federal Deposit Insurance Corporation (“FDIC”) insurance expense. FDIC insurance expense for the first quarter of 2024 included $1.8 million in expense for the FDIC’s special assessment.

For the first quarter of 2025, income tax expense was $22.6 million as compared to $21.4 million for the first quarter of 2024. The increase of $1.2 million was due to a higher effective tax rate partially offset by lower earnings. United’s effective tax rate was 21.2% and 19.8% for the first quarter of 2025 and 2024, respectively.

United Bankshares, Inc. Announces...

April 24, 2025

Page Four

Credit Quality

United’s asset quality continues to be sound. At March 31, 2025, non-performing loans (“NPLs”) were $69.8 million, or 0.29% of loans & leases, net of unearned income. Total non-performing assets (“NPAs”) were $71.3 million, including other real estate owned (“OREO”) of $1.5 million, or 0.22% of total assets at March 31, 2025. At December 31, 2024, NPLs were $73.4 million, or 0.34% of loans & leases, net of unearned income. Total NPAs were $73.7 million, including OREO of $327 thousand, or 0.25% of total assets at December 31, 2024.

As of March 31, 2025, the allowance for loan & lease losses was $310.4 million, or 1.30% of loans & leases, net of unearned income. At December 31, 2024, the allowance for loan & lease losses was $271.8 million, or 1.25% of loans & leases, net of unearned income. During the first quarter of 2025, United recorded an allowance for loan & lease losses on acquired Piedmont non-PCD loans of $18.7 million and on acquired Piedmont purchased credit deteriorated (“PCD”) loans of $17.5 million.

Net charge-offs were $8.0 million, or 0.14% on an annualized basis as a percentage of average loans & leases, net of unearned income for the first quarter of 2025. Net charge-offs were $5.6 million, or 0.10% on an annualized basis as a percentage of average loans & leases, net of unearned income for the fourth quarter of 2024. Net charge-offs were $2.1 million, or 0.04% on an annualized basis as a percentage of average loans & leases, net of unearned income for the first quarter of 2024.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.7% at March 31, 2025, while estimated Common Equity Tier 1 capital, Tier 1 capital, and leverage ratios are 13.3%, 13.3%, and 11.3%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the first quarter of 2025, United repurchased, under a previously announced stock repurchase plan, approximately 567 thousand shares of its common stock at an average price per share of $34.93. United did not repurchase any shares of its common stock during 2024.

About United Bankshares, Inc.

As of March 31, 2025, United had consolidated assets of approximately $33 billion and is the 41st largest banking company in the U.S. based on market capitalization. United is the parent company of United Bank, which comprises more than 240 offices located throughout Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

United Bankshares, Inc. Announces...

April 24, 2025

Page Five

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2025 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2025 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity, and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: (1) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve and the recently announced and future tariffs; (2) general competitive, economic, political and market conditions and other factors that may affect future results of United, including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; (3) risks related to the acquisition and integration of Piedmont including, among others, (i) the risk that the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected, and (ii) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the acquisition; (4) deposit attrition, client loss or revenue loss following completed mergers or acquisitions that may be greater than anticipated; (5) regulatory change risk resulting from new laws, rules, regulations, or accounting principles, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and the possibility of changes in accounting standards, policies, principles and practices; (6) the cost and effects of cyber incidents or other failures, interruptions, or security breaches of United’s systems and those of our customers or third-party providers; (7) competitive pressures on product pricing and services; (8) success, impact, and timing of United’s business strategies, including market acceptance of any new products or services; (9) volatility and disruptions in global capital and credit markets; (10) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisitions; (11) catastrophic events such as hurricanes, tornados, earthquakes, floods or other natural or human disasters, including public health crises and infectious disease outbreaks, as well as any government actions in response to such events; (12) geopolitical risk from terrorist activities and armed conflicts that may result in economic and supply disruptions, and loss of market and consumer confidence; (13) the risks of fluctuations in market prices for United common stock that may or may not reflect economic condition or performance of United; and (14) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations;. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2025	December 2024	March 2024
EARNINGS SUMMARY:
Interest income	$403,647	$376,034	$369,180
Interest expense	143,592	143,426	146,691

Net interest income	260,055	232,608	222,489
Provision for credit losses	29,103	6,691	5,740
Noninterest income	29,554	29,318	32,212
Noninterest expense	153,573	134,176	140,742

Income before income taxes	106,933	121,059	108,219
Income taxes	22,627	26,651	21,405

Net income	$84,306	$94,408	$86,814

PER COMMON SHARE:
Net income:
Basic	$0.59	$0.70	$0.64
Diluted	0.59	0.69	0.64
Cash dividends	0.37	0.37	0.37
Book value	37.19	36.89	35.56
Closing market price	$34.67	$37.55	$35.79
Common shares outstanding:
Actual at period end, net of treasury shares	142,891,148	135,346,628	135,192,675
Weighted average-basic	142,330,694	135,235,641	134,808,634
Weighted average-diluted	142,698,118	135,732,069	135,121,380
FINANCIAL RATIOS:
Return on average assets	1.06%	1.25%	1.19%
Return on average shareholders’ equity	6.47%	7.48%	7.25%
Return on average tangible equity (non-GAAP)(1)	10.61%	12.03%	11.98%
Average equity to average assets	16.42%	16.72%	16.36%
Net interest margin	3.69%	3.49%	3.44%

	March 31 2025	December 31 2024	March 31 2024
PERIOD END BALANCES:
Assets	$32,788,494	$30,023,545	$30,028,798
Earning assets	29,106,693	26,650,661	26,659,694
Loans & leases, net of unearned income	23,863,072	21,673,493	21,520,076
Loans held for sale	28,642	44,360	44,426
Investment securities	3,313,997	3,259,296	3,954,519
Total deposits	26,364,635	23,961,859	22,919,746
Shareholders’ equity	5,314,449	4,993,223	4,807,441

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2025	December 2024	March 2024
Interest & Loan Fees Income (GAAP)	$403,647	$376,034	$369,180
Tax equivalent adjustment	782	795	872

Interest & Fees Income (FTE) (non-GAAP)	404,429	376,829	370,052
Interest Expense	143,592	143,426	146,691

Net Interest Income (FTE) (non-GAAP)	260,837	233,403	223,361
Provision for Credit Losses	29,103	6,691	5,740
Noninterest Income:
Fees from trust services	4,782	5,156	4,646
Fees from brokerage services	5,645	4,978	5,267
Fees from deposit services	9,307	9,473	8,971
Bankcard fees and merchant discounts	1,751	2,056	1,873
Other charges, commissions, and fees	1,081	868	858
Income from bank-owned life insurance	3,370	3,226	2,418
Income from mortgage banking activities	2,479	2,314	5,298
Mortgage loan servicing income	—	—	789
Net gains (losses) on investment securities	521	(688)	(99)
Other noninterest income	618	1,935	2,191

Total Noninterest Income	29,554	29,318	32,212

Noninterest Expense:
Employee compensation	60,866	58,343	59,293
Employee benefits	13,291	13,719	14,671
Net occupancy	12,601	11,070	12,343
Data processing	8,455	7,437	7,463
Amortization of intangibles	2,341	910	910
OREO expense	22	45	159
Net (gains) losses on the sale of OREO properties	(11)	10	(83)
Equipment expense	8,582	7,474	6,853
FDIC insurance expense	4,728	3,884	6,455
Mortgage loan servicing expense and impairment	—	—	1,015
Expense for the reserve for unfunded loan commitments	1,657	(3,062)	(1,790)
Other noninterest expense	41,041	34,346	33,453

Total Noninterest Expense	153,573	134,176	140,742

Income Before Income Taxes (FTE) (non-GAAP)	107,715	121,854	109,091
Tax equivalent adjustment	782	795	872

Income Before Income Taxes (GAAP)	106,933	121,059	108,219
Taxes	22,627	26,651	21,405

Net Income	$84,306	$94,408	$86,814

MEMO: Effective Tax Rate	21.16%	22.01%	19.78%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 2025 Q-T-D Average	December 2024 Q-T-D Average	March 2024 Q-T-D Average	March 31 2025	December 31 2024
Cash & Cash Equivalents	$2,376,426	$2,036,079	$1,131,565	$2,610,183	$2,292,244
Securities Available for Sale	3,047,164	3,245,428	3,717,961	3,002,984	2,959,719
Less: Allowance for credit losses	—	—	—	—	—

Net available for sale securities	3,047,164	3,245,428	3,717,961	3,002,984	2,959,719
Securities Held to Maturity	1,020	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(18)	(19)	(17)	(18)	(18)

Net held to maturity securities	1,002	1,001	1,003	1,002	1,002
Equity Securities	21,016	9,012	8,946	21,514	21,058
Other Investment Securities	288,618	288,453	316,490	288,497	277,517

Total Securities	3,357,800	3,543,894	4,044,400	3,313,997	3,259,296

Total Cash and Securities	5,734,226	5,579,973	5,175,965	5,924,180	5,551,540

Loans held for sale	23,865	45,143	43,759	28,642	44,360
Commercial Loans & Leases	17,903,431	16,093,104	15,630,846	18,308,502	16,152,453
Mortgage Loans	4,756,253	4,709,802	4,757,005	4,768,669	4,702,720
Consumer Loans	827,996	873,961	1,090,632	796,907	825,325

Gross Loans	23,487,680	21,676,867	21,478,483	23,874,078	21,680,498
Unearned income	(11,885)	(8,862)	(13,631)	(11,006)	(7,005)

Loans & Leases, net of unearned income	23,475,795	21,668,005	21,464,852	23,863,072	21,673,493
Allowance for Loan & Lease Losses	(308,225)	(270,751)	(259,341)	(310,424)	(271,844)

Net Loans	23,167,570	21,397,254	21,205,511	23,552,648	21,401,649
Mortgage Servicing Rights	—	—	4,427	—	—
Goodwill	2,022,411	1,888,889	1,888,889	2,023,604	1,888,889
Other Intangibles	38,564	9,446	12,185	39,289	8,866
Operating Lease Right-of-Use Asset	87,363	82,505	86,375	86,832	81,742
Other Real Estate Owned	467	190	2,668	1,475	327
Bank-Owned Life Insurance	534,042	495,839	488,401	538,733	497,181
Other Assets	571,732	513,487	524,203	593,091	548,991

Total Assets	$32,180,240	$30,012,726	$29,432,383	$32,788,494	$30,023,545

MEMO: Interest-earning Assets	$28,568,541	$26,687,835	$26,087,458	$29,106,693	$26,650,661

Interest-bearing Deposits	$19,367,638	$17,871,685	$16,663,765	$19,883,758	$17,826,446
Noninterest-bearing Deposits	6,471,287	6,099,264	5,941,866	6,480,877	6,135,413

Total Deposits	25,838,925	23,970,949	22,605,631	26,364,635	23,961,859
Short-term Borrowings	167,080	180,070	203,570	176,015	176,090
Long-term Borrowings	554,614	540,247	1,500,237	550,623	540,420

Total Borrowings	721,694	720,317	1,703,807	726,638	716,510
Operating Lease Liability	92,491	87,935	92,480	91,921	86,771
Other Liabilities	243,588	214,456	213,989	290,851	265,182

Total Liabilities	26,896,698	24,993,657	24,615,907	27,474,045	25,030,322

Preferred Equity	—	—	—	—	—
Common Equity	5,283,542	5,019,069	4,816,476	5,314,449	4,993,223

Total Shareholders’ Equity	5,283,542	5,019,069	4,816,476	5,314,449	4,993,223

Total Liabilities & Equity	$32,180,240	$30,012,726	$29,432,383	$32,788,494	$30,023,545

MEMO: Interest-bearing Liabilities	$20,089,332	$18,592,002	$18,367,572	$20,610,396	$18,542,956

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2025	December 2024	March 2024
Quarterly Share Data:
Earnings Per Share:
Basic	$0.59	$0.70	$0.64
Diluted	$0.59	$0.69	$0.64
Common Dividend Declared Per Share	$0.37	$0.37	$0.37
High Common Stock Price	$39.56	$44.43	$38.18
Low Common Stock Price	$33.81	$35.31	$32.92
Average Shares Outstanding (Net of Treasury Stock):
Basic	142,330,694	135,235,641	134,808,634
Diluted	142,698,118	135,732,069	135,121,380
Common Dividends	$53,336	$50,259	$50,213
Dividend Payout Ratio	63.26%	53.24%	57.84%

	March 31 2025	December 31 2024	March 31 2024
EOP Share Data:
Book Value Per Share	$37.19	$36.89	$35.56
Tangible Book Value Per Share (non-GAAP) (1)	$22.76	$22.87	$21.50
52-week High Common Stock Price	$44.43	$44.43	$38.74
Date	11/25/24	11/25/24	12/14/23
52-week Low Common Stock Price	$30.68	$30.68	$25.35
Date	6/11/24	06/11/24	10/24/23
EOP Shares Outstanding (Net of Treasury Stock):	142,891,148	135,346,628	135,192,675
Memorandum Items:
Employees (full-time equivalent)	2,790	2,591	2,716
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$5,314,449	$4,993,223	$4,807,441
Less: Total Intangibles	(2,062,893)	(1,897,755)	(1,900,484)

Tangible Equity (non-GAAP)	$3,251,556	$3,095,468	$2,906,957
÷ EOP Shares Outstanding (Net of Treasury Stock)	142,891,148	135,346,628	135,192,675

Tangible Book Value Per Share (non-GAAP)	$22.76	$22.87	$21.50

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended March 2025			Three Months Ended December 2024			Three Months Ended March 2024
	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
Selected Average Balances and Yields:
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,131,157	$23,726	4.51%	$1,807,207	$21,876	4.82%	$882,656	$12,303	5.61%
Investment securities:
Taxable	3,048,058	26,911	3.53%	3,242,979	29,244	3.61%	3,743,157	34,722	3.71%
Tax-exempt	197,891	1,486	3.00%	195,252	1,374	2.81%	212,375	1,474	2.78%

Total securities	3,245,949	28,397	3.50%	3,438,231	30,618	3.56%	3,955,532	36,196	3.66%
Loans and loans held for sale, net of unearned income (2)	23,499,660	352,306	6.07%	21,713,148	324,335	5.95%	21,508,611	321,553	6.01%
Allowance for loan & lease losses	(308,225)			(270,751)			(259,341)

Net loans and loans held for sale	23,191,435		6.15%	21,442,397		6.02%	21,249,270		6.08%

Total earning assets	28,568,541	$404,429	5.73%	26,687,835	$376,829	5.62%	26,087,458	$370,052	5.70%

Other assets	3,611,699			3,324,891			3,344,925

TOTAL ASSETS	$32,180,240			$30,012,726			$29,432,383

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$19,367,638	$136,288	2.85%	$17,871,685	$135,690	3.02%	$16,663,765	$128,377	3.10%
Short-term borrowings	167,080	1,450	3.52%	180,070	1,630	3.60%	203,570	2,082	4.11%
Long-term borrowings	554,614	5,854	4.28%	540,247	6,106	4.50%	1,500,237	16,232	4.35%

Total interest-bearing liabilities	20,089,332	143,592	2.90%	18,592,002	143,426	3.07%	18,367,572	146,691	3.21%

Noninterest-bearing deposits	6,471,287			6,099,264			5,941,866
Accrued expenses and other liabilities	336,079			302,391			306,469

TOTAL LIABILITIES	26,896,698			24,993,657			24,615,907

SHAREHOLDERS’ EQUITY	5,283,542			5,019,069			4,816,476

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,180,240			$30,012,726			$29,432,383

NET INTEREST INCOME		$260,837			$233,403			$223,361

INTEREST RATE SPREAD			2.83%			2.55%			2.49%
NET INTEREST MARGIN			3.69%			3.49%			3.44%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2025		December 2024		March 2024
Selected Financial Ratios:
Return on Average Assets	1.06%		1.25%		1.19%
Return on Average Shareholders’ Equity	6.47%		7.48%		7.25%
Return on Average Tangible Equity (non-GAAP) (1)	10.61%		12.03%		11.98%
Efficiency Ratio	53.03%		51.23%		55.26%
Price / Earnings Ratio	14.70	x	13.53	x	13.96	x
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$84,306		$94,408		$86,814
(b) Number of Days	90		92		91
Average Total Shareholders’ Equity (GAAP)	$5,283,542		$5,019,069		$4,816,476
Less: Average Total Intangibles	(2,060,975)		(1,898,335)		(1,901,074)

(c) Average Tangible Equity (non-GAAP)	$3,222,567		$3,120,734		$2,915,402
Return on Average Tangible Equity (non-GAAP)\[(a) / (b)] x 365 or 366 / (c)	10.61%		12.03%		11.98%

	March 31 2025		December 31 2024		March 31 2024
Selected Financial Ratios:
Loans & Leases, net of unearned income / Deposit Ratio	90.51%		90.45%		93.89%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.30%		1.25%		1.22%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.45%		1.42%		1.42%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.24%		0.26%		0.29%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.05%		0.08%		0.05%
Non-performing Loans/ Loans & Leases, net of unearned income	0.29%		0.34%		0.35%
Non-performing Assets/ Total Assets	0.22%		0.25%		0.26%
Primary Capital Ratio	17.09%		17.47%		16.86%
Shareholders’ Equity Ratio	16.21%		16.63%		16.01%
Price / Book Ratio	0.93	x	1.02	x	1.01	x

Note:
(2) Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2025	December 2024	March 2024
Mortgage Banking Data:
Loans originated	$75,903	$132,381	$176,906
Loans sold	91,621	134,514	188,711

	March 31 2025	December 31 2024	March 31 2024
Mortgage Loan Servicing Data:(1)
Balance of loans serviced	$—	$—	$1,173,246
Number of loans serviced	—	—	12,163

	March 31 2025	December 31 2024	March 31 2024
Asset Quality Data:
EOP Non-Accrual Loans	$57,388	$56,460	$63,053
EOP 90-Day Past Due Loans	12,387	16,940	11,329

Total EOP Non-performing Loans	$69,775	$73,400	$74,382
EOP Other Real Estate Owned	1,475	327	2,670

Total EOP Non-performing Assets	$71,250	$73,727	$77,052

	Three Months Ended
	March 2025	December 2024	March 2024
Allowance for Loan & Lease Losses:
Beginning Balance	$271,844	$270,767	$259,237
Initial allowance for acquired PCD loans	17,518	—	—
Gross Charge-offs	(8,677)	(6,509)	(3,576)
Recoveries	636	894	1,506

Net Charge-offs	(8,041)	(5,615)	(2,070)
Provision for Loan & Lease Losses(2)	29,103	6,692	5,738

Ending Balance	310,424	$271,844	$262,905
Reserve for lending-related commitments	36,567	34,911	42,915

Allowance for Credit Losses(3)	$346,991	$306,755	$305,820

Notes:

(1)	As previously disclosed, United sold its remaining mortgage servicing rights during the third quarter of 2024.
(2)	Includes $18.7 million provision for acquired non-PCD loans.
(3)	Includes allowances for loan losses and lending-related commitments.